KPMG Audit Limited Crown House 4 Par-la-Ville Road Hamilton HM 08 Bermuda	Telephone Fax Internet	001 441 295 5063 001 441 295 9132 www.kpmg.bm

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 11, 2025, with respect to the consolidated financial statements of Fidelis Insurance Holdings Limited, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

KPMG Audit Limited
/s/ KPMG Audit Limited

Hamilton, Bermuda
May 15, 2025

© 2025 KPMG Audit Limited, a Bermuda limited liability company and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.